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                                                                   EXHIBIT (3ii)

                             AMENDMENTS TO BYLAWS

                                      OF

                        HEALTHFIRST MEDICAL GROUP, P.C.

                               FEBRUARY 27, 1997

In Article III, Section 1 is amended to read as follows:

         "The business and affairs of the Corporation shall be managed by a Board consisting of seven (7) Directors."

In Article III, Section 2.1 is amended to read as follows:

         "Each Director shall be Shareholder of the Corporation, and shall continuously remain a Shareholder of the Corporation. A person may be a Director of the Corporation even if that person is not licensed to practice medicine in the State of Oregon, provided that a majority of the Directors are so licensed."

In Article III, Section 3 is amended to read as follows:

         "The Directors shall serve three (3) year terms. There shall be three
         (3) groups of Directors, Group A, Group B, and Group C. Group A shall be composed of two (2) Directors, Group B shall be composed of two (2) Directors, and Group C shall be composed of three (3) Directors. In connection with the special meeting of Shareholders held in March or April of 1997, the then-current Board of Directors shall designate the Group to which each newly-elected Director will be assigned. The terms of the Group A Directors shall expire on December 31, 1997. The terms of the Group B Directors shall expire on December 31, 1998. The terms of the Group C Directors shall expire on December 31, 1999. At each annual Shareholder's meeting, Directors shall be chosen for terms of three (3) years, to succeed those whose terms expire. There shall be no limitation upon the number of successive terms which a Director may serve.

         The term of each Director shall begin on January 1 after his or her election by Shareholders as provided in Article II, Section 7 above, or such other date as is specified by the Board of Directors, and shall continue until his or her successor has been elected and qualified."


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Article III, Section 13, Section 13.1 (Executive Committee) is deleted in its entirety.

In Article III, Section 13.2, the words "Section 13.2 - Standing Committees" are deleted. In Article III, the numbering of Section 13.2.1 is changed to Section 13.1.

In Article III, the numbering of Section 13.2.2 is changed to Section 13.2.

In Article IV, Section 1, the first sentence is amended to read as follows:

         "Officers of the Corporation shall be a President, a Vice President, a Secretary, and a Treasurer.

In Article IV, Section 2, the sentence which reads:

         "Until January 1, 1998, two officers shall each shall be former physician shareholders in Metropolitan Clinic, P.C. and two officers each shall be former physician shareholders in Suburban Medical Clinic, Inc."

      is deleted.

In Article V, Section 2 is amended to read as follows:

         "Section 2. - Vice President.

         The Vice President shall, in the case of absence, disability or death of the President, perform and be vested with all the duties and powers of the President, until the President has resumed such duties or the President's successor is appointed; and shall perform such other duties as the Board of Directors prescribes."

Section 2 (Secretary) is renumbered "Section 3", and Section 3 (Treasurer) is renumbered "Section 4".

In Article VI, Section 7.1.3 is amended to read as follow:

         "Upon the loss or revocation of a Shareholder's license with the State of Oregon to render professional medical service, a Shareholder shall be deemed to have offered the Shares for sale to the Corporation at a price hereafter determined, and the Corporation shall have the right but not the obligation to purchase all of the offered Shares within sixty (60) days after the offer."


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In Article VI, Section 7.1.4 is amended to read as follows:

         "If a Shareholder's employment with Corporation is terminated for any reason, or if the Corporation redeems the Shareholder's Shares in the Corporation, the Shareholder shall be deemed to be have offered the Shares for sale to the Corporation at a price hereafter determined, and the Corporation shall have the right but not the obligation to purchase all of the offered Shares within sixty (60) days after the offer."

In Article VI, Section 7.1.5 is amended to read as follows:

         "Thirty (30) days after the death of any Shareholder the Personal Representative of the deceased Shareholder's estate or the successor in interest of such Shares shall be deemed to have offered all of the decedent's Shares for sale to the Corporation at the price determined hereafter. The Corporation shall have the right but not the obligation to purchase the Shares within sixty (60) days after the offer."

In Article VI, Section 7.1.6, the last sentence is amended to read as follows:

         "Within sixty (60) days of receipt of notice of such Event of Bankruptcy, the Corporation shall have the right but not the obligation to purchase the Bankrupt Shareholder's Shares."

         In all other respects the Bylaws are hereby ratified and confirmed.

         DATED this 27th day of February, 1997.

                                          HEALTHFIRST MEDICAL GROUP, P.C.



                                          By:  /s/ VERN R. WILLIAMS
                                              ----------------------------------
                                               Vern R. Williams, M.D., Secretary


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